Exhibit 10.18
December 17, 2008
Mrs. Phyllis A. Knight
5145 Old Mill Road
Rochester, MI 48306
     Re:      409A Revision to Employment Letter
Dear Phyllis:
     Champion is in the process of amending its employment, severance, change in control and other nonqualified deferred compensation plans to comply with Section 409A of the Internal Revenue Code. It has come to our attention that the severance provision in Paragraph 10 of your October 17, 2002 employment letter does not comply with Code Section 409A.
     The severance benefit itself can remain as currently written, but due to your status as a highly compensated employee of a publicly traded company, payment of the severance benefit must be delayed for six months, after which it will be paid to you on the first day of the seventh month after your separation from service (or death, if earlier). On the first day of the seventh month, any withheld payments will be aggregated and paid to you in a lump sum, with the remaining payments occurring on normal payment dates.
     Without conforming the benefit to the Code Section 409A payment delay, the tax consequences are egregious. In addition to paying tax at the ordinary rate, you would be subject to a 20% penalty tax and the IRS underpayment rate plus 1%, on the amount of the benefit.
     If you are in agreement with the employment letter modification described in the second paragraph herein, please sign and date the letter where indicated below. Except as modified by this letter and the letter to you from A. A. Koch dated August 14, 2003, the terms and conditions of your October 17, 2002 employment letter remain in full force and effect.

Sincerely, /s/ William C. Griffiths William C. Griffiths

ACCEPTED:
/s/ Phyllis A. Knight
Phyllis A. Knight
Dated:   December 17, 2008